Exhibit 99.1

901 S. Central Expressway, Richardson, TX 75080

FOSSIL GROUP, INC.  REPORTS FOURTH QUARTER AND FISCAL YEAR 2013 RESULTS; PROVIDES FIRST QUARTER AND FISCAL 2014 GUIDANCE

Fourth Quarter Net Sales Increase 12% to $1.062 Billion; Diluted EPS increases 7% to $2.68

Fiscal Year 2013 Net Sales Increase 14% to $3.260 Billion; Diluted EPS increases 17% to $6.56

Richardson, TX. February 11, 2014 — Fossil Group, Inc. (NASDAQ: FOSL) (the “Company”) today reported its financial results for the fourth quarter and fiscal year ended December 28, 2013.

Fourth Quarter Highlights

•                  Net sales grew in all business segments:

•                  Wholesale net sales increased 13%, with increases in all wholesale segments

•                  Direct to consumer net sales increased 9%

•                  Global retail comps declined 1.3%, with increases in Asia Pacific and Europe and a decrease in North America

•                  Net sales of watches increased 14%

•                  Operating income increased 7%

Fiscal Year 2013 Highlights

•                  Net sales grew in all business segments:

•                  Wholesale net sales increased 14%, with increases in all wholesale segments

•                  Direct to consumer net sales increased 14%

•                  Global retail comps were flat, with increases in Asia Pacific and Europe and a decrease in North America

•                  Net sales of watches increased 17%

•                  Operating income increased 15% and operating margin expanded 10 basis points to 17.2%

•                  Repurchased $575 million of common stock, which reduced common shares outstanding by 8%

The Company reported net income of $148.5 million for the fourth quarter of fiscal 2013, compared to $151.1 million for the fourth quarter of fiscal 2012.  Diluted earnings per share grew 7% to $2.68, compared to $2.51 for the prior fiscal year’s fourth quarter.  The growth in diluted earnings per share resulted from operating income growth and a reduction in average shares outstanding, partially offset by increased interest expense and a higher tax rate.

For fiscal year 2013, the Company reported net income of $378.2 million, a 10% increase compared to $343.4 million for fiscal 2012.  Diluted earnings per share grew 17% to $6.56, compared to $5.59 for the prior fiscal year, primarily driven by an increase in operating income, a reduction in average shares outstanding and a first quarter non-operating gain related to the Company’s Spanish joint venture.  These improvements were partially offset by increased interest expense and a higher tax rate.

Kosta Kartsotis, Chief Executive Officer, commented on the results.  “We’re very pleased with our fourth quarter results, which exceeded our expectations and concluded a successful year where we made significant progress on many of our strategic initiatives.  We leveraged our leadership position in lifestyle watches, gaining share in the growing global watch market, with many brands in our portfolio posting solid increases.  The FOSSIL® brand delivered sales growth in all regions this year and we expanded the SKAGEN® brand globally.  We extended the reach of our business in key newer markets, like China, where our business grew more than 50% for the year.  We continued to develop our global infrastructure, adding and enhancing key operational capabilities and we once again leveraged our strong operating model and cash flows to generate outstanding EPS growth for our shareholders.”

Mr. Kartsotis concluded, “In 2014, our priorities are focused on building on the positive momentum in our business, as we continue to invest in and grow our brands.  As a global leader with unique strategic advantages in a growing category, our goal is to leverage the strength of our powerful portfolio of global brands, increase our geographic reach and expand our owned lifestyle brands in watches and other key categories.  The considerable opportunities we have around the world combined with our solid capital structure and strong cash flows, have us positioned to maintain our growth, pursue new expansion opportunities and deliver solid returns for our shareholders in the near and long term.”

Operating Results

The translation impact of a weaker U.S. dollar increased the Company’s reported net sales by approximately $0.6 million during the fiscal fourth quarter while a stronger U.S. dollar decreased net sales by approximately $0.6 million for the fiscal year.  The following discussion of the Company’s net sales is based on constant dollar performance.

Fourth quarter 2013 worldwide net sales rose 12.0% or $114.2 million, reflecting sales growth across each of our business segments compared to the prior fiscal year fourth quarter.  This sales increase was driven by strong growth in the Company’s multi-brand global watch portfolio and modest growth in the FOSSIL brand, more than offsetting a small decline in SKAGEN brand sales.  Fourth quarter jewelry sales increased significantly, while sales of leathers declined slightly.  For fiscal year 2013, worldwide net sales increased by 14.1%, or $403.0 million, with sales growing in each of the Company’s wholesale segments and direct to consumer segment.

During the fourth quarter of fiscal 2013, net sales from the North America wholesale segment increased 13.1%, or $46.4 million, as compared to the fourth quarter of fiscal 2012.  Sales of watches and jewelry products led the North American sales increase and were partially offset by a decline in leathers.  Wholesale shipments increased in the United States, Canada and Latin America.

Europe wholesale net sales for the fourth quarter of fiscal 2013 rose 13.8% or $32.1 million, compared to the fourth quarter of fiscal 2012.  This sales increase was driven by double digit increases in the watch and jewelry categories, partially offset by a modest decline in leathers.  Most European markets posted sales increases, with the strongest performances coming from the United Kingdom, Spain and Germany, while Italy experienced a sales decline during the quarter.

During the fourth quarter of fiscal 2013, Asia Pacific wholesale net sales rose 12.7%, or $13.0 million, in comparison to the fourth quarter of fiscal 2012.  Double digit growth in watches and jewelry drove the increase.  Virtually every market contributed to the sales growth, with particularly strong growth in Japan and China.

Direct to consumer net sales for the fourth quarter of fiscal 2013 increased 8.8%, or $22.6 million, compared to the prior fiscal year fourth quarter.  This sales increase was driven by the expansion of the global retail store base, partially offset by a decrease in same stores sales of 1.3% compared to the prior fiscal year period.  Same stores sales increases in Europe and Asia Pacific were more than offset by a decrease in North America, largely driven by significant traffic declines.  Sales were strongest in jewelry and watches while leathers performed below the Company’s overall same store sales result.

Operating income for the fourth quarter of fiscal 2013 increased 7.1%, or $14.5 million, compared to the prior fiscal year fourth quarter, including a benefit of $1.2 million related to foreign currency translation.  Operating margin decreased 100 basis points to 20.6% of net sales, compared to 21.6% of net sales for the same period a year earlier.  Gross margin increased 50 basis points to 57.4%, primarily driven by a greater sales mix of higher margin products, a favorable regional distribution mix given the growth in international markets, the acquisition of distributors in Latin America and Spain as well as foreign currency benefits from a significantly stronger Euro.  These benefits were partially offset by the impact of higher sales to off-price partners and promotions in the Company’s outlet stores to drive traffic during the competitive holiday period.  During the fourth quarter of fiscal 2013, the Company’s operating expenses increased due to the expansion of the Company’s retail store and concession base, performance based compensation, store impairments, the impact of acquired businesses, infrastructure investments to support growth and global initiatives and enhancements to our marketing programs.  Operating expense during the fourth quarter of fiscal 2012 benefitted from an acquisition related liability adjustment.  The Company’s operating expense rate increased to 36.7% compared to 35.3% of net sales in the fourth quarter of fiscal 2012.

For the fiscal year ended December 28, 2013, operating income increased 14.9%, or $72.8 million, compared to the prior fiscal year, including a negative impact of $2.3 million related to foreign currency translation. Operating margin increased 10 basis points to 17.2%.  Gross margin increased 90 basis points for the full fiscal year driven by a greater sales mix of higher margin products, a favorable regional distribution mix given the growth in international markets and the acquisition of distributors in Latin America and Spain, partially offset by the impact of outlet promotions.  For the fiscal year, the Company’s operating expenses increased due to the expansion of the Company’s retail store and concession base, performance based compensation, infrastructure investments to support growth and global initiatives, enhanced marketing programs and the impact of acquired businesses.  The Company’s full year operating expense rate increased to 39.9% compared to 39.1% in fiscal 2012.

During the fourth quarter of fiscal 2013, interest expense increased $2.1 million to $3.5 million and other income-net, which primarily relates to foreign currency activity, decreased by $2.0 million compared to the prior fiscal year fourth quarter. The Company’s effective income tax rate in the fourth quarter of fiscal 2013 was 30.0% compared to 25.6% in the fourth quarter of fiscal 2012, which benefitted from a $10.8 million audit settlement adjustment.

For the fiscal year ended December 28, 2013, interest expense increased $4.4 million to $9.5 million and other income-net increased by $0.9 million compared to the prior fiscal year.  For fiscal 2013, the Company’s effective income tax rate was 30.9% compared to 28.0% for the prior fiscal year.

Share Repurchase

During the fourth quarter of fiscal 2013, the Company invested $120.9 million to repurchase 1.0 million shares of its common stock at an average price of $122 per share.  For fiscal 2013, the Company invested $574.8 million to repurchase 5.3 million shares of its common stock at an average share price of $109.  As of December 28, 2013, the Company had $494 million remaining on its share repurchase authorization.

Sales and Earnings Guidance

For the full 2014 fiscal year, the Company expects:

•                  Net sales to increase approximately 8% to 10%

•                  Operating margin in a range of 16.5% to 17.0%

•                  Diluted earnings per share in a range of $6.90 to $7.30, compared to $6.56 in fiscal 2013

For the first quarter of fiscal 2014, the Company expects:

•                  Net sales to increase approximately 12.5% to 14.0%

•                  Operating margin in a range of 12.25% to 13.0%

•                  Diluted earnings per share in a range of $1.10 to $1.18, compared to $1.21 in fiscal 2013, which included an $0.11 benefit related to the acquisition of the remaining interest in its Spanish joint venture

The Company’s guidance assumes that current foreign currency exchange rates that affect the Company’s financial results remain at prevailing levels.  For fiscal 2014, the Company’s first quarter and full year periods will include 14 and 53 weeks, respectively, while the comparative fiscal 2013 periods included 13 and 52 weeks, respectively.

Safe Harbor

Certain statements contained herein that are not historical facts, including future earnings guidance, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 filed with the Securities and Exchange Commission (the “SEC”).

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing and distribution company that specializes in consumer fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, soft accessories and clothing. In the watch and jewelry product categories, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessory products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis.  The Company’s products are sold to department stores, specialty retail stores and specialty watch and jewelry stores in the U.S. and in approximately 150 countries worldwide through approximately 25 Company-owned foreign sales subsidiaries and a network of over 60 independent distributors.  The Company also distributes its products in over 540 Company-owned and operated retail stores, through its international e-commerce websites and through the Company’s U.S. e-commerce website at www.fossil.com. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:                                         Allison Malkin

ICR, Inc.

(203) 682-8225

Consolidated Income	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 52 Weeks Ended	For the 52 Weeks Ended
Statement Data (in millions, except per share data):	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Net sales	$1,062.4	$947.7	$3,260.0	$2,857.5
Cost of sales	453.1	408.0	1,398.3	1,251.0
Gross profit	609.3	539.7	1,861.7	1,606.5
Gross margin	57.4%	56.9%	57.1%	56.2%
Operating expense	390.0	334.9	1,300.1	1,117.7
Operating expense (% of net sales)	36.7%	35.3%	39.9%	39.1%
Operating income	219.3	204.8	561.6	488.8
Operating margin	20.6%	21.6%	17.2%	17.1%
Interest expense	3.5	1.5	9.5	5.1
Other income — net	0.3	2.4	9.4	8.5
Income before income taxes	216.1	205.7	561.5	492.2
Tax provision	64.8	52.8	173.4	137.9
Less: Net income attributable to noncontrolling interest	2.8	1.8	9.9	10.9
Net income attributable to Fossil Group, Inc.	$148.5	$151.1	$378.2	$343.4
Basic earnings per share	$2.69	$2.53	$6.59	$5.63
Diluted earnings per share	$2.68	$2.51	$6.56	$5.59
Weighted average common shares outstanding:
Basic	55.2	59.8	57.4	61.0
Diluted	55.4	60.2	57.7	61.4

Consolidated Balance Sheet Data (in millions):	December 28, 2013	December 29, 2012
Working capital	$987.6	$737.3
Cash, cash equivalents and securities available for sale	320.5	177.4
Accounts receivable, net of allowances	454.8	363.5
Inventories	570.7	506.3
Total assets	2,230.4	1,842.0
Short-term debt	13.4	2.8
Long-term debt	494.7	75.1
Deferred taxes and other long-term liabilities	168.4	119.6
Stockholders’ equity	1,075.4	1,240.5

	Amounts For the 13 Weeks Ended		Percentage of Total For the 13 Weeks Ended
Business Segment Net Sales ($ in millions)	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Wholesale:
North America wholesale	$400.1	$354.7	37.7%	37.4%
Europe	273.9	232.9	25.8%	24.6%
Asia Pacific	108.8	102.8	10.2%	10.9%
Total wholesale	782.8	690.4	73.7%	72.9%

Direct to consumer	279.6	257.3	26.3%	27.1%

Total net sales	$1,062.4	$947.7	100.0%	100.0%

	Amounts For the 52 Weeks Ended		Percentage of Total For the 52 Weeks Ended
Business Segment Net Sales ($ in millions)	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Wholesale:
North America	$1,216.6	$1,083.5	37.3%	37.9%
Europe	828.1	697.0	25.4%	24.4%
Asia Pacific	396.7	361.5	12.2%	12.7%
Total wholesale	2,441.4	2,142.0	74.9%	75.0%

Direct to consumer	818.6	715.5	25.1%	25.0%

Total net sales	$3,260.0	$2,857.5	100.0%	100.0%

Product Category Information

	Amounts For the 13 Weeks Ended		Amounts For the 52 Weeks Ended
Product Sales (in millions)	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Watches	$833.8	729.3	$2,513.1	$2,141.5
Leathers	127.1	132.2	436.3	440.1
Jewelry	82.1	64.7	228.8	181.6
Other	19.4	21.5	81.8	94.3
Total net sales	$1,062.4	$947.7	$3,260.0	$2,857.5

Store Count Information

	December 28, 2013			December 29, 2012
	North America	Other International	Total	North America	Other International	Total
Full price accessory	112	164	276	107	153	260
Outlets	125	81	206	104	58	162
Clothing	30	2	32	31	2	33
Full price multi-brand	6	23	29	5	13	18
Total stores	273	270	543	247	226	473

Constant Currency Financial Information

The following table presents the Company’s business segment net sales on a constant currency basis.  To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the actual effective rates during the comparable period of the prior fiscal year.

	Net Sales For the 13 Weeks Ended December 28, 2013			Net Sales For the 52 Weeks Ended December 28, 2013
(in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency
Wholesale:
North America	$400.1	$1.0	$401.1	$1,216.6	$0.0	$1,216.6
Europe	273.9	(9.0)	264.9	828.1	(18.3)	809.8
Asia Pacific	108.8	7.0	115.8	396.7	17.1	413.8
Total wholesale	782.8	(1.0)	781.8	2,441.4	(1.2)	2,440.2

Direct to consumer	279.6	0.4	280.0	818.6	1.8	820.4

Total net sales	$1,062.4	$(0.6)	$1,061.8	$3,260.0	$0.6	$3,260.6

END OF RELEASE